    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 23, 2006

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     AMERICAN ORIENTAL BIOENGINEERING, INC.

              (Name of the registrant as specified in its charter)

             Nevada                                     84-0605867
     -----------------------                      -----------------------
      State or jurisdiction                          (I.R.S. Employer
        of incorporation                            Identification No.)
        or organization)

           NO. 308 XUEFU ROAD, NANGANG DISTRICT, HARBIN, CHINA, 150086
                             TEL: (86-451) 8666-6601
          (Address and telephone number of principal executive offices)

           NO. 308 XUEFU ROAD, NANGANG DISTRICT, HARBIN, CHINA, 150086
                             TEL: (86-451) 8666-6601
(Address of principal place of business or intended principal place of business)

                             BECKLEY SINGLETON CHTD
                                ATTORNEYS AT LAW
                          530 LAS VEGAS BOULEVARD SOUTH
                             LAS VEGAS, NEVADA 89101
                               TEL. (702) 385-3373
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:
                           MITCHELL S. NUSSBAUM, ESQ.
                                 LOEB & LOEB LLP
                                 345 PARK AVENUE
                            NEW YORK, NEW YORK 10154
                            FACSIMILE: (212) 407-4990


APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

                                        CALCULATION OF REGISTRATION FEE

                                                     PROPOSED MAXIMUM      AMOUNT OF
                                                         OFFERING          AGGREGATE       PROPOSED MAXIUM
TITLE OF SECURITIES TO                 AMOUNT TO BE      PRICE PER          OFFERING         REGISTRATION
BE REGISTERED                           REGISTERED         SHARE            PRICE (1)            FEE
-----------------------------------    ------------  ----------------    --------------    ---------------
Shares of common stock,
$.001 par value per share (2)           12,500,000      $   5.13(1)       $  64,125,000     $   6,861.38

Shares of common stock
underlying selling shareholder
warrants (3)                             3,750,000      $   6.50(5)       $  24,375,000     $   2,608.13

Shares of common stock
underlying placement agent
warrants (4)                             1,137,500      $   5.13(5)       $   5,835,375     $     624.39
                                       -----------      ----------        -------------     ------------

TOTAL                                   17,387,500                        $  94,335,375     $  10,093.90(6)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based upon the average ($5.13) of the high ($5.36) and the low ($4.90) price of our common stock on January 18, 2006 as reported on the American Stock Exchange.
(2) Represents 12,500,000 shares of our common stock comprising a part of the units issued by us pursuant to a private placement in December 2005.
(3) Represents an aggregate of 3,750,000 shares issuable upon the exercise of warrants comprising a part of the units issued in the private placement in December 2005.
(4) Represents 1,137,500 shares issuable upon the exercise of warrants issued in the private placement in December 2005 to CRT Capital Group LLC and Westminster Securities Corp. for placement agent services rendered in the private placement.
(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act, based on the higher of (a) the exercise price of the warrants or (b) the offering price of securities of the same class included in this registration statement.
(6)  Paid herewith.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE SELLING SHAREHOLDERS OR ANY OTHER PERSON. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE SUCH DATE.

                  SUBJECT TO COMPLETION, DATED JANUARY 23, 2006

                                   PROSPECTUS

                     AMERICAN ORIENTAL BIOENGINEERING, INC.

                 THE RESALE OF 17,387,500 SHARES OF COMMON STOCK

We are registering 17,387,500 shares of our common stock on behalf of the selling shareholders identified under the heading "Selling Shareholders" in this prospectus.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the resale of our common stock pursuant to this offering. We have received proceeds from the sale of our common stock under the private placement in December 2005 as described in this prospectus. We may also receive proceeds from the exercise of certain warrants held by some of the selling shareholders, of which the underlying shares are also being registered hereby, if the selling shareholders exercise those warrants through a cash exercise.

Our common stock is dual-listed on the American Stock Exchange and the Archipelago Exchange (ArcaEx), a facility of the Pacific Exchange, under the symbol "AOB." On January 20, 2006, the last sale price of our common stock was $5.38 per share.


INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. FOR A DISCUSSION OF SOME OF THE RISKS INVOLVED, SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            THE DATE OF THIS PROSPECTUS IS ________________ ___, 2006

                                TABLE OF CONTENTS
                                -----------------


                                                                            PAGE
                                                                            ----

The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information to which you might want to return. You should, however, read the entire prospectus carefully.


ABOUT OUR COMPANY.............................................................1

ABOUT OUR RECENT PRIVATE PLACEMENT............................................1

THE OFFERING..................................................................2

RISK FACTORS..................................................................3

USE OF PROCEEDS..............................................................11

SELLING SHAREHOLDERS.........................................................11

PLAN OF DISTRIBUTION.........................................................17

EXPERTS .....................................................................18

LEGAL MATTERS................................................................18

WHERE YOU CAN FIND MORE INFORMATION..........................................19

     AS USED IN THIS PROSPECTUS, "WE", "US", "OUR", "AOB" OR "OUR COMPANY" REFERS TO AMERICAN ORIENTAL BIOENGINEERING, INC. AND ALL OF ITS SUBSIDIARIES AND AFFILIATED COMPANIES. REFERENCES TO THE "COMMISSION" REFERS TO THE U.S. SECURITIES AND EXCHANGE COMMISSION.

                                ABOUT OUR COMPANY

     Our company was first founded as Champion Ventures, Inc. on November 30, 1970 under the laws of the State of Nevada. In May of 1999, it merged with another Nevada company, Internet Golf Association, Inc. ("Internet Golf"), with the latter becoming the surviving entity. On June 26, 2002, through a share exchange, Internet Golf became the sole owner of Harbin Three Happiness Bioengineering Co., Ltd., a company organized under the laws of the People's Republic of China, to which we refer in this prospectus as Harbin Bioengineering. Our company then changed its name into American Oriental Bioengineering, Inc. AOB has subsequently become and is presently engaged in the development and production of pharmaceutical and health supplement products and traditional Chinese medicinal products that combine modern bio-technology and traditional Chinese medical technology. AOB has developed a series of biotech products marketed in China.

     The shares of common stock of our company are currently listed on the American Stock Exchange and the Archipelago Stock Exchange under the symbol "AOB."

     Although to date we have been successful in developing our business and products, we face many challenges typically faced by a growing company, including limited access to capital, competition, research and development risks, among many other risks. Our inability to overcome these risks could have an adverse effect on our operations, financial condition and prospects.

     Our principal executive office is located at No. 308 Xuefu Road, Nangang District, Harbin, China, 150086, and our telephone number is (+)86-451-8666-6601.


                       ABOUT OUR RECENT PRIVATE PLACEMENT

     On November 28, 2005, we entered into a stock purchase and warrant agreement, to which we refer as the Purchase Agreement, with thirty-one (31) accredited investors, to which we collectively refer to as the selling shareholders. Pursuant to the Purchase Agreement, the selling shareholders purchased 12,500,000 units, each unit consisting of (a) one (1) share of common stock and (b) three-tenths of one common stock purchase warrant, at a purchase price of $4.80 per unit. The private placement closed on December 8, 2005. The Units were issued in two tranches, the first tranche consisted of 6,973,400 units issued on December 8, 2005. The second tranche consisted of 5,526,600 units issued on January 23, 2006, following the expiration of the waiting period under Rule 14c-2 of the Exchange Act and the amendment of our articles of incorporation.

     The exercise price of the warrants issued to the selling shareholders is $6.50 per share. Pursuant to these warrants the selling shareholders are entitled to purchase an aggregate of 3,750,000 shares of our common stock. The warrants will expire on December 8, 2008.

     CRT Capital Group LLC and Westminster Securities Corp. acted as the placement agents in the private placement. In consideration for their services, we issued to them warrants representing the right to purchase up to 1,137,500 shares of our common stock at an exercise price of $4.80 per share. These warrants also expire on December 8, 2008.

     Pursuant to the Purchase Agreement we are required to file with the Commission a registration statement, which registers all the shares of common stock included in the units, and underlying the warrants included in the units, sold to the selling shareholders in the private placement. CRT Capital and Westminster have registration rights identical to those given to the selling shareholders with respect to the shares of common stock underlying the warrants issued to them.

THE OFFERING

Common stock outstanding prior to the
private placement                               50,135,788

Common stock being offered for resale to
the public (1)                                  17,387,500

Common stock outstanding after this
offering (1)                                    67,523,288

Percentage of common stock outstanding
following this offering  that shares being
offered for resale represent                    25.75%

Total proceeds raised by offering:              We will not receive any proceeds
                                                from the resale of our common
                                                stock pursuant to this offering.
                                                We have received $60 million in
                                                gross proceeds from the selling
                                                shareholders under the Purchase
                                                Agreement. We will also receive
                                                additional proceeds upon the
                                                exercise of the warrants to the
                                                extent such warrants are
                                                exercised for cash.

Use of proceeds:                                Any proceeds we may receive will
                                                be used for acquisition of
                                                businesses and general corporate
                                                purposes.

(1) Assumes that all of the shares underlying the warrants comprising a part of the units and issued to CRT Capital and Westminster have been exercised in full.

                                  RISK FACTORS

     An investment in our common stock being offered for resale by the selling shareholders is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.


                          RISKS RELATING TO OUR COMPANY


WE CANNOT ASSURE YOU THAT OUR ORGANIC GROWTH STRATEGY WILL BE SUCCESSFUL.

     One of our growth strategies is to grow organically through increasing the distribution and sales of our products by entering new markets. However, many obstacles to entering such new markets exist, including, but not limited to, costs associated with entering into such markets and attendant marketing efforts abroad and maintaining attractive foreign exchange ratios. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to implement this organic growth strategy successfully may have a negative impact on our ability to grow and on our future financial condition, results of operations or cash flows.

WE CANNOT ASSURE YOU THAT OUR ACQUISITION GROWTH STRATEGY WILL BE SUCCESSFUL.

     In addition to our organic growth strategy we also expect to grow through strategic acquisitions. We intend to pursue opportunities to acquire businesses in China that are complementary or related in product lines. We may not be able to locate suitable acquisition candidates at prices that we consider appropriate or to finance acquisitions on terms that are satisfactory to us. If we do identify an appropriate acquisition candidate, we may not be able to negotiate successfully the terms of an acquisition, finance the acquisition or, if the acquisition occurs, integrate the acquired business into our existing business. Acquisitions of businesses or other material operations may require debt financing or additional equity financing, resulting in leverage or dilution of ownership. Integration of acquired business operations could disrupt our business by diverting management away from day-to-day operations. The difficulties of integration may be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. This expansion may place a significant strain on our management and our operations. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect. We also may not be able to maintain key employees or customers of an acquired business or realize cost efficiencies or synergies or other benefits we anticipated when selecting our acquisition candidates. In addition, we may need to record write-downs from future impairments of intangible assets, which could reduce our future reported earnings. At times, acquisition candidates may have liabilities or adverse operating issues that we fail to discover through due diligence prior to the acquisition. In addition to the above, acquisitions in China, including of state owned businesses, will be required to comply with laws of the People's Republic of China ("PRC"), to the extent applicable. There can be no assurance that any given proposed acquisition will be able to comply with PRC requirements, rules and/or regulations, or that we will successfully obtain governmental approvals which are necessary to consummate such acquisitions, to the extent required.

IF WE ARE NOT ABLE TO IMPLEMENT OUR STRATEGIES IN ACHIEVING OUR BUSINESS OBJECTIVES, OUR BUSINESS OPERATIONS AND FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED.

     Our business plan is based on circumstances currently prevailing and the bases and assumptions that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance may be adversely affected.

IF WE NEED ADDITIONAL CAPITAL TO FUND OUR GROWING OPERATIONS, WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS.

     As we implement our growth strategies, we may experience increased capital needs and we may not have enough capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (1) our profitability; (2) the release of competitive products by our competition; (3) the level of our investment in research and development; and (4) the amount of our capital expenditures. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we cannot obtain additional funding, we may be required to:

     o    reduce our investments in research and development;

     o    limit our marketing efforts; and

     o    decrease or eliminate capital expenditures.

Such reductions could materially adversely affect our business and our ability to compete.

     Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

WE MAY HAVE DIFFICULTY DEFENDING OUR INTELLECTUAL PROPERTY RIGHTS FROM INFRINGEMENT.

     We regard our service marks, trademarks, trade secrets, patents and similar intellectual property as critical to our success. We rely on trademark, patent and trade secret law, as well as confidentiality and license agreements to protect our proprietary rights. Certain of our products have received trademark and patent protection in the People's Republic of China. No assurance can be given that such patents and licenses will not be challenged, invalidated, infringed or circumvented, or that such intellectual property rights will provide competitive advantage to us. There can be no assurance that we will be able to obtain a license from a third-party technology that we may need to conduct our business or that such technology can be licensed at a reasonable cost.

     Presently we sell our products mainly in China, including Hong Kong, and export a very small portion of our products to Japan and South Korea. China will remain our primary market for the foreseeable future. We are studying the market in the United States, but we do not have immediate plans to market our product in the United States or enter into any other countries or regions. To date, no trademark or patent filings have been made other than in China and Hong Kong.

     Therefore, the measures we take to protect our proprietary rights may be inadequate and we cannot give you any assurance that our competitors will not independently develop formulations and processes that are substantially equivalent or superior to our own or copy our products.

A DISPROPORTIONATE AMOUNT OF OUR SALES REVENUE IS DERIVED FROM FOUR OF OUR PRODUCT LINES AND A DISRUPTION IN, OR COMPROMISE OF, OUR MANUFACTURING OR SALES OPERATIONS, OR DISTRIBUTION CHANNELS, RELATED TO ANY OF THESE FOUR PRODUCT LINES COULD ADVERSELY IMPACT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Our top four product lines (Shuanghuanglian lyophilized injection powder, Cease-enuresis soft gel, Double ginseng yishen grain and Soybean peptide) constituted more than approximately 80% of our total sales in fiscal 2004, and for the nine months ended September 30, 2005. A disruption in, or compromise of, our manufacturing or sales operations, or distribution channels, relating to any of these four product lines could result in our failure to meet shipping and delivery deadlines or meet quality standards, which in turn could result in the cancellation of purchase orders, refusal to accept deliveries or a reduction in purchases prices, any of which could have a material adverse effect on our financial condition and results of operations.

WE DEPEND ON THE SUPPLY OF RAW MATERIALS, AND ANY ADVERSE CHANGES IN SUCH SUPPLY OR THE COSTS OF RAW MATERIALS MAY ADVERSELY AFFECT OUR OPERATIONS.

     We currently obtain all of our raw materials from various farms in the Northeast region of China and a few herbal medicine farms in North China and are, therefore, dependent on the stable and reliable supply of such raw materials in these regions. The supply of these raw materials can be adversely affected by any material change in the climatic or environmental conditions in North and Northeast China, which may, in turn, have a material adverse effect on the cost of our raw materials and on our operations.

INTENSE COMPETITION FROM EXISTING AND NEW ENTITIES MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

     We compete with other companies, many of whom are developing or can be expected to develop products similar to ours. Our market is a large market with many competitors. One of our main competitors is Cheung Kong Life Science, a listed company in Hong Kong that produces immune-system-boosting health drinks similar to what we have produced. Many of our competitors are more established than we are, and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater brand awareness for our brand name so that we can successfully compete with our competitors. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

THE PRODUCTS AND THE PROCESSES WE USE COULD EXPOSE US TO SUBSTANTIAL LIABILITY.

     We face an inherent business risk of exposure to product liability claims in the event that the use of our technologies or products is alleged to have resulted in adverse side effects. Side effects or marketing or manufacturing problems pertaining to any of our products could result in product liability claims or adverse publicity. These risks will exist for those products in clinical development and with respect to those products that have received regulatory approval for commercial sale. To date, we have not experienced any product liability claims. However, that does not mean that we will not have any problems with respect to our products in the future. We do not currently carry product liability insurance. The lack of product liability insurance may expose us to enormous risks associated with potential product liability claims. We currently carry insurance policies which are customary for enterprises in China providing for total coverage of approximately $6.6 million, including property coverage of approximately $6 million, transport vehicles of approximately $216,000, and workers' medical and accident coverage of approximately $361,000. There are no special restrictions or exceptions attached to this coverage other than fraudulent or criminal conducts on part of the claimant.

WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL AND THE LOSS OF THEIR SERVICES COULD ADVERSELY AFFECT OUR BUSINESS.

     We place substantial reliance upon the efforts and abilities of our executive officers, Shujun Liu, our Chairman and Chief Executive Officer; Yanchun Li, our acting Chief Financial Officer, Chief Operations Officer and Secretary, Min Jun, our vice president and director; and Li Binsheng our Chief Accounting Officer and director. The loss of the services of any of our executive officers could have a material adverse effect on our business, operations, revenues or prospects. We do not maintain key man life insurance on the lives of these individuals.

WE MAY NEVER PAY ANY DIVIDENDS TO OUR SHAREHOLDERS.

     We did not declare any dividends for the year ended December 31, 2004. Our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.

OUR MANAGEMENT EXERCISES SIGNIFICANT CONTROL OVER MATTERS REQUIRING SHAREHOLDER APPROVAL.

     After giving effect to the issuance of all the shares of common stock and the exercise in full of all of the warrants comprising the units sold in the private placement, including the warrants issued to CRT Capital and Westminter, Mr. Shujun Liu, our Chief Executive Officer and Chairman of the Board, through his common stock and preferred stock ownership has voting power equal to approximately 42.7% of our voting securities. When combined with the common stock ownership of our other officers and directors, management has combined voting power in our company equal to approximately 44.8% of our voting securities. As a result, management through such stock ownership exercises significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership in management may also have the effect of delaying or preventing a change in control of us that may be otherwise viewed as beneficial by shareholders other than management.

OUR INTERNATIONAL OPERATIONS REQUIRE US TO COMPLY WITH A NUMBER OF U.S. AND INTERNATIONAL REGULATIONS.

     We need to comply with a number of international regulations in countries outside of the United States. In addition, we must comply with the Foreign Corrupt Practices Act, or FCPA, which prohibits U.S. companies or their agents and employees from providing anything of value to a foreign official for the purposes of influencing any act or decision of these individuals in their official capacity to help obtain or retain business, direct business to any person or corporate entity or obtain any unfair advantage. Any failure by us to adopt appropriate compliance procedures and ensure that our employees and agents comply with the FCPA and applicable laws and regulations in foreign jurisdictions could result in substantial penalties and/or restrictions in our ability to conduct business in certain foreign jurisdictions. The U.S. Department of The Treasury's Office of Foreign Asset Control, or OFAC, administers and enforces economic and trade sanctions against targeted foreign countries, entities and individuals based on U.S. foreign policy and national security goals. As a result, we are restricted from entering into transactions with certain targeted foreign countries, entities and individuals except as permitted by OFAC which may reduce our future growth.

WE MAY HAVE RESCISSION LIABILITY IN CONNECTION WITH THE NOVEMBER 2004 PRIVATE PLACEMENT OF OUR SHARES AND WARRANTS.

     In November 2004, we consummated a private placement of units consisting of shares of our common stock and Class A and Class B common stock purchase warrants, raising gross proceeds of $6 million. During the course of such private placement, we had two resale registration statements on file with the Commission with respect to an intended equity line of credit which we subsequently terminated. Such registration statements, both filed in December 2003, were subsequently withdrawn in January 2005 ("Resale Registrations"). We intended to qualify the November 2004 private placement as an exempt offering under Regulation D under the Securities Act of 1933, as amended. However, the fact that such registration statements were on file with the Commission while we were conducting the November 2004 private placement may have resulted in integration of the offerings and the failure to qualify the November 2004 private placement as an exempt offering under Regulation D. As a result, we may be subject to rescission liability both under the Securities Act and under applicable "blue sky" laws, to any of those investors who participated in the private placement in an amount up to the sum of the purchase price of all the investors, plus interest. Such contingent liability could be for up to a period of one year from the date of violation under Federal law, or possibly longer periods under applicable state "blue sky" laws. Our common stock is currently trading at levels significantly above the price paid by investors in the November 2004 private placement, and we believe that as long as our common stock continues to trade at such levels, investors would be unlikely to exercise any possible rescission rights. In addition, we believe that many of such investors may have already sold all or a portion of the common stock purchased in the private placement, as well as the common stock underlying the Class A and Class B Warrants, all which have been exercised. We believe that with the continued passage of time, the likelihood of any one or more investors exercising a right of rescission and the attendant potential aggregate liability will continue to decrease. However, there can be no assurance that one or more investors that continues to hold common shares purchased in the November 2004 private placement or issued upon exercise of the Class A or Class B Warrants will not choose to exercise his remedies under applicable Federal or state securities laws resulting in company liability, to the extent the applicable statute of limitations has not expired.

WE MAY INCUR SIGNIFICANT COSTS TO ENSURE COMPLIANCE WITH U.S. CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS.

     We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission and the American Stock Exchange. We expect all of these applicable rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

WE MAY NOT BE ABLE TO MEET THE ACCELERATED FILING AND INTERNAL CONTROL REPORTING REQUIREMENTS IMPOSED BY THE COMMISSION.

     We may become an accelerated filer in calendar year 2006. As an accelerated filer, we would be required to file our Annual Report on Form 10-K for fiscal year ending December 31, 2006 by March 13, 2007. While we expect to meet the accelerated filer deadlines, there is a risk that we may not be able to comply with these accelerated filing requirements. If we fail to meet the accelerated filing requirements by the time we are required to file our Annual Report on Form 10-K, then the market price for our common stock may decline.

     As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring each public company to include a report of management on the company's internal controls over financial reporting in its annual reports. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting as well as the operating effectiveness of the company's internal controls. We will not be subject to these requirements for the fiscal year ended December 31, 2005.

     While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we may not be able to comply timely with all of the requirements imposed by this rule. At present, there is no precedent available with which to measure compliance adequacy. In the event that we conclude that there are significant deficiencies or material weaknesses and we cannot remediate such significant deficiencies or material weaknesses in a timely manner or we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

     In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we would be unable to file our Annual Report on Form 10-K with the SEC, which could also adversely affect the market price of our common stock and our ability to secure additional financing as needed.

WE MAY BE REQUIRED TO RAISE ADDITIONAL FINANCING BY ISSUING NEW SECURITIES WITH TERMS OR RIGHTS SUPERIOR TO THOSE OF OUR SHARES OF COMMON STOCK, WHICH COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR SHARES OF COMMON STOCK.

     We may require additional financing to fund future operations, including expansion in current and new markets, programming development and acquisition, capital costs and the costs of any necessary implementation of technological innovations or alternative technologies. We may not be able to obtain financing on favorable terms, if at all. If we raise additional funds by issuing equity securities, the percentage ownership of our current shareholders will be reduced, and the holders of the new equity securities may have rights superior to those of the holders of shares of common stock, which could adversely affect the market price and the voting power of shares of our common stock. If we raise additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of the holders of shares of common stock, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us.

WE MAY HAVE DIFFICULTY RAISING NECESSARY CAPITAL TO FUND OPERATIONS AS A RESULT OF MARKET PRICE VOLATILITY FOR OUR SHARES OF COMMON STOCK.

     In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If our business development plans are successful, we may require additional financing to continue to develop and exploit existing and new technologies and to expand into new markets. The exploitation of our technologies may, therefore, be dependent upon our ability to obtain financing through debt and equity or other means.


                RISKS RELATING TO THE PEOPLE'S REPUBLIC OF CHINA

THERE COULD BE CHANGES IN GOVERNMENT REGULATIONS TOWARDS THE PHARMACEUTICAL AND HEALTH SUPPLEMENT INDUSTRIES THAT MAY ADVERSELY AFFECT OUR BUSINESS.

     The manufacture and sale of pharmaceutical products in the PRC is heavily regulated by many state, provincial and local authorities. These regulations significantly increased the difficulty and costs involved in obtaining and maintaining regulatory approvals for marketing new and existing products. Our future growth and profitability depend to a large extent on our ability to obtain regulatory approvals.

     The State Food and Drug Administration of China recently implemented new guidelines for licensing of pharmaceutical products. All existing manufacturers with licenses, which are currently valid under the previous guidelines, are required to apply for the Good Manufacturing Practices ("GMP") certifications by June 30, 2004, and to receive approvals by December 31, 2004. We have received our certifications. However, should we fail to receive or maintain the GMP certifications under the new guidelines in the future, our businesses would be materially and adversely affected.

     Moreover, the laws and regulations regarding acquisitions of the pharmaceutical industry in the PRC may also change and may significantly impact our ability to grow through acquisitions.

CERTAIN POLITICAL AND ECONOMIC CONSIDERATIONS RELATING TO PRC COULD ADVERSELY AFFECT OUR COMPANY.

     The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC's economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of additional restrictions on currency conversion.

THE RECENT NATURE AND UNCERTAIN APPLICATION OF MANY PRC LAWS APPLICABLE TO US CREATE AN UNCERTAIN ENVIRONMENT FOR BUSINESS OPERATIONS AND THEY COULD HAVE A NEGATIVE EFFECT ON US.

     The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

CURRENCY CONVERSION AND EXCHANGE RATE VOLATILITY COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

     Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

     Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

     Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

     AOB's wholly owned subsidiaries Harbin Bioengineering and HSPL are FIEs to which the Foreign Exchange Control Regulations are applicable. There can be no assurance that we will be able to obtain sufficient foreign exchange to pay dividends or satisfy other foreign exchange requirements in the future.

     Since 1994, the exchange rate for Renminbi against the United States dollars has remained relatively stable, most of the time in the region of approximately RMB8.28 to US$1.00. However, in 2005, the Chinese government announced that would begin pegging the exchange rate of the Chinese Renminbi against a number of currencies, rather than just the U.S. dollar. As our operations are primarily in China, any significant revaluation of the Chinese Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert United States dollars into Chinese Renminbi for our operations, appreciation of this currency against the United States dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert Chinese Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Chinese Renminbi we convert would be reduced.

IT MAY BE DIFFICULT TO EFFECT SERVICE OF PROCESS AND ENFORCEMENT OF LEGAL JUDGMENTS UPON OUR COMPANY AND OUR OFFICERS AND DIRECTORS BECAUSE THEY RESIDE OUTSIDE THE UNITED STATES.

     As our operations are presently based in China and our officers and certain of our directors reside in China, service of process on our company and our officers and certain directors may be difficult to effect within the United States. Also, our main assets are located in China and any judgment obtained in the United States against us may not be enforceable outside the United States.

ANY FUTURE OUTBREAK OF AVIAN INFLUENZA, OR THE ASIAN BIRD FLU, OR ANY OTHER EPIDEMIC IN CHINA COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS OPERATIONS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Since mid-December 2003, a growing number of Asian countries have reported outbreaks of highly pathogenic avian influenza in chickens and ducks. Since all of our operations are in China, an outbreak of the Asian Bird Flu in China in the future may disrupt our business operations and have a material adverse effect on our financial condition and results of operations. For example, an new outbreak of Asian Bird Flu, or any other epidemic, may reduce the level of economic activity in affected areas, which may lead to a reduction in our revenue if our clients cancel existing contracts or defer future expenditures. In addition, health or other government regulations may require temporary closure of our offices, or the offices of our customers or partners, which will severely disrupt our business operations and have a material adverse effect on our financial condition and results of operations.

OUR BUSINESS MAY BE AFFECTED BY UNEXPECTED CHANGES IN REGULATORY REQUIREMENTS IN THE JURISDICTIONS IN WHICH WE OPERATE.

     We are subject to many general regulations governing business entities and their behavior in China and in other jurisdictions in which we have operations. In particular, we are subject to laws and regulations covering food, dietary supplements and pharmaceutical products. Such regulations typically deal with licensing, approvals and permits. Any change in product licensing may make our products more or less available on the market. Such changes may have a positive or negative impact on the sale of our products and may directly impact the associated costs in compliance and our operational and financial viability. Such regulatory environment also covers any existing or potential trade barriers in the form of import tariff and taxes that may make it difficult for us to import our products to certain countries and regions, such as Japan, South Korea and Hong Kong, which would limit our international expansion.

WE MAY HAVE DIFFICULTY IN ATTRACTING TALENT.

     As we plan to expand, we will have to attract managerial staff. We may not be able to identify and retain qualified personnel due to our lack of understanding of different cultures and lack of local contacts. This may impede our international expansion.

WE MAY EXPERIENCE CURRENCY FLUCTUATION AND LONGER EXCHANGE RATE PAYMENT CYCLES.

     The local currencies in the countries in which we sell our products may fluctuate in value in relation to other currencies. Such fluctuations may affect the costs of our products sold and the value of our local currency profits. While we are not conducting any meaningful operations in countries other than China at the present time, we may expand to other countries and may then have an increased risk of exposure of our business to currency fluctuation.

MOST OF OUR ASSETS ARE LOCATED IN CHINA, ANY DIVIDENDS OF PROCEEDS FROM LIQUIDATION IS SUBJECT TO THE APPROVAL OF THE RELEVANT CHINESE GOVERNMENT AGENCIES.

     Our assets are predominantly located inside China. Under the laws governing foreign invested enterprises in China, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency's approval and supervision as well the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

                         RISKS RELATING TO THE OFFERING

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS, UNCERTAINTIES, AND ASSUMPTIONS; OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS.

     This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "we believe," "our company believes," "management believes" and similar language. The forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions, including those set forth in the discussion under "Management's Discussion and Analysis." Our actual results may differ materially from results anticipated in these forward-looking statements. We base the forward-looking statements on information currently available to us, and we assume no obligation to update or revise them, whether as a result of new information, future events or otherwise. In addition, our historical financial performance is not necessarily indicative of the results that may be expected in the future and we believe that such comparisons cannot be relied upon as indicators of future performance.

THE MARKET PRICE FOR SHARES OF OUR COMMON STOCK COULD BE VOLATILE; THE SALE OF MATERIAL AMOUNTS OF OUR COMMON STOCK COULD REDUCE THE PRICE OF OUR COMMON STOCK AND ENCOURAGE SHORT SALES.

     The market price for the shares of our common stock may fluctuate in response to a number of factors, many of which are beyond our control. Such factors may include, without limitation, the general economic and monetary environment, quarter-to-quarter variations in our anticipated and actual operating results, future financing activities and the open-market trading of our shares in particular. Such market trading may include speculative short-selling by speculators encouraged by the selling shareholder sales discussed below.

     In addition, sales of significant amounts of shares held by the selling shareholders, and certain of our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. See "Selling Shareholders" for information about the ownership of common stock by the selling shareholders. As the selling shareholders sell shares of our common stock, our common stock price may decrease due to the additional shares in the public market.


WE CANNOT GUARANTY THE EXISTENCE OF AN ESTABLISHED PUBLIC TRADING MARKET.

     Although our common stock is listed on the American Stock Exchange and the Archipelago Stock Exchange, a regular trading market for our securities may not be sustained in the future. Market prices for our common stock will be influenced by a number of factors, including:

     o the issuance of new equity securities pursuant to this, or a future, offering;

     o    changes in interest rates;

     o competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     o    variations in quarterly operating results;

     o    change in financial estimates by securities analysts;

     o    the depth and liquidity of the market for our common stock;

     o investor perceptions of our company and the aquaculture industry generally; and

     o    general economic and other national conditions.

EXISTING SHAREHOLDERS MAY EXPERIENCE SOME DILUTION.

     The current trading price of our common stock is within a range between $4.15 and $7.34 for the most recently completed fiscal quarter. The selling shareholders', and the placement agents', warrants are exercisable for an aggregate of 4,887,500 shares of our common stock and are exercisable until December 8, 2008, at exercise prices of $6.50 and $4.80, respectively. Exercise of these warrants may cause dilution in the interests of other shareholders as a result of the additional common stock that would be issued upon exercise. In addition, sales of the shares of our common stock issuable upon exercise of the warrants could have a depressive effect on the price of our stock, particularly if there is not a coinciding increase in demand by purchasers of our common stock. Further, the terms on which we may obtain additional financing during the period any of the warrants remain outstanding may be adversely affected by the existence of these warrants.

     Moreover, we may need to raise additional funds in the future to finance new developments or expand existing operations. If we raise additional funds through the issuance of new equity or equity-linked securities, other than on a pro rata basis to our existing shareholders, the percentage ownership of the existing shareholders may be reduced. Existing shareholders may experience subsequent dilution and/or such newly issued securities may have rights, preferences and privileges senior to those of the existing shareholders.

                                 USE OF PROCEEDS

     We are registering these shares pursuant to the registration rights granted to the selling shareholders in our recent private placement. We will not receive any proceeds from the resale of our common stock under this offering. We have, however, received gross proceeds from the sale of our units in the private placement of approximately $60,000,000. Net proceeds are approximately $56,429,059 after deducting all fees and expenses of the December 2005 private placement and this offering, which are estimated to be approximately $3,570,941.

     We may also receive proceeds from the issuance of shares of common stock upon exercise of warrants. If each of the warrants issued in connection with the December 2005 private placement, is exercised for cash, we estimate that we may receive up to additional $29,835,000, which would be used for acquisition and general corporate purposes.

                              SELLING SHAREHOLDERS

     The selling shareholders may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to "selling shareholders" in this prospectus, we mean those persons listed in the table below, and the pledges, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling shareholders' interests in shares of our common stock other than through a public sale.

     The following table sets forth, as of the date of this prospectus, the name of each selling shareholder for whom we are registering shares for resale to the public, and the number of shares of common stock that each selling shareholder may offer pursuant to this prospectus. The common stock being offered by the selling shareholders was acquired from us in the private placement that was completed on December 8, 2005. The shares of common stock offered by the selling shareholders were issued pursuant to exemptions from the registration requirements of the Securities Act. The selling shareholders represented to us that they were accredited investors and were acquiring our common stock, and common stock purchase warrants exercisable for our common stock, for investment and had no present intention of distributing the common stock. We have agreed to file a registration statement covering the common stock received by the selling shareholders. We have filed with the Commission, under the Securities Act, a registration statement on Form S-3 with respect to the resale of the common stock from time to time by the selling shareholders, and this prospectus forms a part of that registration statement. Except as noted below, none of the selling shareholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates and none of the selling shareholders is or was affiliated with registered broker-dealers.

     Based on the information provided to us by each selling shareholder and as of the date the same was provided to us, assuming that the selling shareholders sell all of the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, each selling shareholder will not own any shares other than those appearing in the column entitled "Percentage of common stock owned after the offering." We cannot advise you as to whether the selling shareholders will in fact sell any or all of such shares of common stock. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

                                                       NUMBER OF
                                         NUMBER OF      SHARES OF    TOTAL NUMBER                  NUMBER OF
                                         SHARES OF    COMMON STOCK        OF        TOTAL NUMBER   SHARES OF     PERCENTAGE
                                       COMMON STOCK     ISSUABLE      SECURITIES         OF      COMMON STOCK     OF COMMON
                                        OWNED PRIOR     UPON THE      OWNED PRIOR    SECURITIES   OWNED AFTER    STOCK OWNED
                                          TO THE       EXERCISE OF      TO THE          BEING    THE OFFERING     AFTER THE
        SELLING SHAREHOLDER              OFFERING      WARRANTS (1)    OFFERING      REGISTERED       (2)        OFFERING(2)
-------------------------------------  ------------  --------------  ------------  ------------- -------------  -------------
Morgan  Stanley & Co. Incorporated       4,320,300      1,206,000      5,526,300      5,226,000     300,300           *
(3)

Castlerigg Master  Investments Ltd.      1,041,660        312,498      1,354,158      1,354,158        0              *
(4)

Iroquois Master Fund Ltd.(5)               660,000        198,000        858,000        858,000        0              *

CRT Capital Group LLC (6)                  556,789        833,997      1,390,786      1,338,987     51,799            *

SF Capital Partners Ltd.(7)                536,700        129,000        665,700        559,000     106,700           *

JMG Capital Partners, L.P.(8)              495,900        123,000        618,900        533,000     85,900            *

JMG Triton Offshore Fund, Ltd.(9)          495,900        123,000        618,900        533,000     85,900            *

Smithfield Fiduciary LLC(10)               400,000        120,000        520,000        520,000        0              *

Pike Capital Partners, L.P.(11)          1,800,000        120,000      1,920,000        520,000    1,400,000         2.2

Palisades Master Fund, L.P.(12)            400,000        120,000        520,000        520,000        0              *

Samir Barakat / Claudia Marseille          681,800         96,000        778,800        416,000     361,800           *
(13)

Hudson Bay Fund, L.P.(14)                  312,500         93,750        406,250        406,250        0              *

Morgan Stanley & Co. International         300,000         90,000        390,000        390,000        0              *
Ltd.(15)

Omicron Master Trust (16)                  250,000         75,000        325,000        325,000        0              *

SovGEM Limited  (17)                       250,000         75,000        325,000        325,000        0              *

Alpha Capital AG (18)                      250,000         75,000        325,000        325,000        0              *

CSL Associates, L.P.(19)                   210,000         63,000        273,000        273,000        0              *

Millennium Partners, L.P.(20)              210,000         63,000        273,000        273,000        0              *

Nite Capital, L.P.(21)                     208,360         62,508        270,868        270,868        0              *


                                                               13

Blue Sky Securities Limited (22)           345,829         62,499        345,829        270,829     75,000            *

Cranshire Capital, L.P.(23)                200,000         60,000        260,000        260,000        0              *

Radcliffe SPC Ltd. for and on              200,000         60,000        260,000        260,000        0              *
behalf of the Class A Convertible
Crossover Segregated Portfolio (24)

Advocates Rx, Inc. Profit Sharing          200,000         60,000        260,000        260,000        0              *
Plan (25)

Double U Master Fund, L.P.(26)             104,160         31,248        135,408        135,408        0              *

Gemini Master Fund, Ltd.(27)               100,000         30,000        130,000        130,000        0              *

Merced Partners Limited                    100,000         30,000        130,000        130,000        0              *
Partnership (28)

Tamarack International, Ltd.(29)           100,000         30,000        130,000        130,000        0              *

RES Ltd.(30)                               100,000         30,000        130,000        130,000        0              *

Charles Cagnon (31)                        301,300         30,000        331,300        130,000     201,300           *

Basso Private Opportunities                 50,000         15,000         65,000         65,000        0              *
Holding Fund Ltd.(32)

Basso Fund Ltd.(33)                         50,000         15,000         65,000         65,000        0              *

Westminster Securities Corp. (34)                0        455,00         455,000        455,000        0              *

------------------------
* Less than one percent.
(1) Unless otherwise indicated, the warrants represented are exercisable at $6.50 per share of our common stock.
(2) Assumes that the selling shareholder will resell all of the shares of our common stock offered hereunder. Applicable percentage of ownership is based on 62,635,788 shares of our common stock outstanding as of January 23,2006, together with securities exercisable for, or convertible into, shares of common stock within 60 days of January 23, 2006.
(3) Morgan Stanley & Co. Incorporated ("MS&Co.") is a subsidiary of Morgan Stanley, a reporting company under the Securities Exchange Act of 1934, as amended. MS&Co. and Morgan Stanley & Co. International Limited, another selling security holder, are both wholly-owned subsidiaries of Morgan Stanley. MS&Co. is a registered broker-dealer and any selling securityholder that is a broker-dealer may be deemed to be an underwriter with respect to the securities it sells pursuant to this prospectus.
(4) Sandell Asset Management Corp. ("SAMC"), is the investment manager of Castlerigg Master Investments Ltd. ("Master"). Thomas Sandell is the controlling person of SAMC and may be deemed to share beneficial ownership of the shares beneficially owned by Master. Castlerigg International Ltd. ("Castlerigg International") is the controlling shareholder of Castlerigg International Holdings Limited ("Holdings"). Holdings is the controlling shareholder of Master. Each of Holdings and Castlerigg International may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg Master Investments. SAMC, Mr. Sandell, Holdings and Castlerigg International each disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described.
(5) Joshua Silverman has voting and investment control over the securities held by the selling shareholder. Mr. Silverman disclaims beneficial ownership over the securities held by the selling shareholder.
(6) Includes shares of our common stock underlying warrants to purchase an aggregate of 682,500 shares of our common stock at an exercise price of $4.80 per share issued to CRT Capital Group LLC as compensation for services rendered as co-placement agent in the December 2005 private placement. Each of C. Michael Vaughn and J. Christopher Young have voting and investment control over the securities held CRT Capital. CRT Capital Group LLC is a registered broker-dealer.

(7) Michael A. Roth and Brian J. Stark have voting and investment control over the securities held by the selling shareholder. The selling shareholder is an affiliate of a broker-dealer and has certified to us that it purchased the securities in the December 2005 private placement in the ordinary course of its business, and at the time of such purchase, it had no agreement or understandings, directly or indirectly, with any persons to distribute such securities.
(8) JMG Capital Partners, L.P. ("JMG Partners") is a California limited partnership. Its general partner is JMG Capital Management, LLC (the "Manager"), a Delaware limited liability company and an investment adviser has voting and dispositive power over JMG Partners' investments including the securities represented. The equity interests of the Manager owned by JMG Capital Management, Inc., ("JMG Capital") a California corporation and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over JMG Partners' portfolio holdings.
(9) JMG Triton Offshore Fund, Ltd ("the Fund") is an international business company organized under the laws of the British Virgin Islands. The Fund's investment manager is Pacific Assets Management LLC, a Delaware limited liability company ("Pacific Manager") that has voting and dispositve power over the Fund's investments, including the securities represented. The equity interests of the Manager are owned by Pacific Capital Management, Inc., a California corporation ("Pacific") and Asset Alliance Holding Corp, a Delaware corporation. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over the Fund's portfolio holdings.
(10) Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.
(11) Daniel W. Pike has voting and investment control over the securities held by the selling shareholder.
(12) Paul T. Mannion, Jr. and Andy Reckles have voting and investment control over the securities held by the selling shareholder.
(13) Samir Barakat and Claudia Marseille have voting and investment control over the listed securities.
(14) John Doscas and Yoar Roth share voting and investment control over the securities held by Hudson Bay Fund, L.P. Hudson Bay Fund, L.P. is an affiliate of a broker-dealer and has certified to us that it purchased the securities in the December 2005 private placement in the ordinary course of its business and at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute such securities. Both Mr. Doscas and Mr. Roth disclaim beneficial ownership of the securities held by Hudson Bay Fund, L.P.
(15) Morgan Stanley & Co. International Limited ("MSIL") is a subsidiary of Morgan Stanley, a reporting company under the Securities Exchange Act of 1934, as amended. MSIL and MS&Co., another selling security holder, are both wholly-owned subsidiaries of Morgan Stanley. MSIL is a registered broker-dealer and any selling security holder that is a broker-dealer may be deemed to be an underwriter with respect to the securities it sells pursuant to this prospectus. MS&Co., which is an affiliate of MSIL, beneficially owns 300,300 shares of our common stock in addition to the shares acquired from us in the December private placement, which 300,300 shares are not offered for resale hereunder.
(16) Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the securities owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the securities owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such securities. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the securities owned by Omicron and, as of the date hereof, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the securities owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the securities owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such securities and neither of such person has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the securities being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1984, as amended, or of any other person named in this prospectus as a selling shareholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.

(17) David R. Holbrooke has voting and investment control over the securities held by the selling shareholder.
(18) Konrad Ackerman and Rainer Posch have voting and investment control over the securities held by the selling shareholder.
(19) Charles S. Lipson is the general partner of CSL Associates, L.P. and has sole voting and investment control over the securities held by CSL Associates, L.P. CSL Associates, L.P. is an affiliate of a broker-dealer and has certified to us that it purchased the securities in the December 2005 private placement in the ordinary course of its business, and at the time of purchase, had no agreement or understands, directly or indirectly, with any person to distribute such securities.
(20) The general partner of Millennium Partners, L.P., a Cayman Islands limited partnership, ("Millennium Partners") is Millennium Management, L.L.C., a Delaware limited liability company ("Millennium Mangement"), and consequently Millennium Management may be deemed to have voting control and investment discretion over securities owned by Millennium Partners. Israel
     A. Englander ("Mr. Englander") is the managing member of Millennium Management. As a result, Mr. Englander may be deemed to control and to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management. The foregoing should not be construed in and of itself as an admission by either of Millennium Management or Mr. Englander as to beneficial ownership of the shares owned by Millennium Partners. Millennium Partners, L.P. is an affiliate of a broker-dealer and has certified to us that it purchased the securities in the December 2005 private placement in the ordinary course of its business, and at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute such securities.
(21) Keith Goodman is a manager of the general partner of the selling shareholder. Mr. Goodman has voting and investment control over the securities held by the selling shareholder.
(22) Michael Clemence has sole voting and investment control over the securities held by the selling shareholder.
(23) Mitchell P Kapin is president of Downsview Capital, Inc., the general partner of the selling shareholder. Mr. Kapin has sole voting and investment control over the securities held by the selling shareholder.
(24) Pursuant to an investment management agreement, RG Capital Management L.P. ("RG Capital") serves as the investment manager of Radcliffe SPC, Ltd.'s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC ("Management") is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.
(25) David R. Holbrook has voting and investment control over the securities held by the selling shareholder.
(26) Isaac Winehouse has voting and investment control over the securities held by the selling shareholder.
(27) Steven Winters has voting and investment control over the securities held by the selling shareholder.
(28) Global Capital Management, Inc. is the general partner of the selling shareholder. John Brandenborg and Michael Frey have voting and investment control over the securities held by the selling shareholder. Mr. Brandenborg and Mr. Frey disclaim beneficial ownership of the securities held by the selling shareholder.
(29) EBF & Associates, L.P. and Global Capital Management, Inc are co-general partners of Hunter Capital Management L.P. John Brandenborg and Michael Frey are directors of Global Capital Management Inc. Mr. Brandenborg and Mr. Frey have voting and investment control over the securities held by the selling shareholders. Mr. Brandenborg and Mr. Frey disclaim beneficial ownership of such securities.
(30) Evelyn J. Cann has voting and investment control over the securities held by the selling shareholder.
(31) Charles Cagnon, has sole voting and investment control over the securities held by the selling shareholder.
(32) Basso Capital Management, L.P. ("Basso") is the Investment Manager to Basso Private Opportunities Holding Fund Ltd. Howard Fischer is a managing member of Basso GP, LLC, the General Partner of Basso, and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of these securities.
(33) Basso is the Investment Manager to Basso Fund Ltd. Howard I. Fischer is a managing member of Basso GP, LLC, the General Partner of Basso, and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of these securities.
(34) Represents shares of our common stock underlying warrants to purchase aggregate of 455,00 shares of our common stock at an exercise price of $4.80 per share issued to Westminster Securities Corp. as compensation for services rendered as co-placement agent in the December 2005 private placement. John P. O'Shea has voting and investment control of the securities held by the selling shareholder. Westminster Securities Corp. is a registered broker-dealer.

                              PLAN OF DISTRIBUTION

     Each selling shareholder of our common stock, and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on the American Stock Exchange, the Archipelago Stock Exchange or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

     o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale;

     o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

     o    any other method permitted pursuant to applicable law.

     The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

     In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

     We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Because selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling shareholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling shareholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale. In connection with the December private placement we paid CRT Capital and Westminster an aggregate cash fee equal to 5% of the gross proceeds received in the December 2005 private placement.

                                     EXPERTS

     Our consolidated financial statements as of December 31, 2004 and 2003 and for the years then ended, have been included in this prospectus and in the registration statement of which this prospectus forms a part in reliance on the report of Weinberg & Company, P.A, independent accountants, given on authority of said firm as experts in auditing and accounting.

     As disclosed in our Current Report on Form 8-K filed with the Commission on February 13, 2004, Thomas Leger & Co., our certifying accounting firm, resigned as our principal independent accountant on February 6, 2004. On February 17, 2004, we announced that we engaged Weinberg & Company, P.A. as the principal accountant to audit our financial statements. The decision to change the accountants was approved by our Board of Directors.

                                  LEGAL MATTERS

     The law firm of Beckley Singleton CHTD located at 530 Las Vegas Boulevard South Las Vegas, NV 89101-6516 has passed on the validity of the common stock offered hereby. We have appointed the law firm of Beckley Singleton CHTD as our agent to receive service of process in any action against us in the United States.

                       WHERE YOU CAN FIND MORE INFORMATION

     We filed annual, quarterly and special reports and other information with the Commission. In addition we have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the common stock offered hereby. This prospectus constitutes a part of the registration statement, and it does not contain all of the information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to our company and this offering, we refer you to the registration statement and exhibits filed as part of it. You may inspect the registration statement, including the exhibits thereto, without charge at the Public Reference Room of the Commission at 100 F Street, N.E., Judiciary Plaza, Washington, D.C. 20549. You may obtain copies of all or any portion of the registration statement from the Public Reference Room of the Commission at 100 F Street, N.E., Judiciary Plaza, Washington, D.C. 20549, upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also access such material electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Certain information about us may also be obtained from our website at www.bioaobo.com. Information our website does not constitute a part of this prospectus.

     We mail a copy of our audited Annual Report on Form 10-KSB along with a proxy statement to our shareholders prior to our annual meeting.

                           INCORPORATION BY REFERENCE

     The Commission allows us to "incorporate by reference" in this prospectus the information that we file with them. This means that we can disclose important information to you in this document by referring you to other filings we have made with the Commission. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the Commission will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of the offering covered by this prospectus: If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, or a subsequent incorporated document, the statement or information previously incorporated in this prospectus is shall be modified or superseded as of the date of the filing of such documents and information with the Commission.

     o our Annual Report on Form 10-KSB for our fiscal year ended December 31, 2004, filed with the SEC on April 8, 2005, as amended by Amendment No. 1 to Annual Report on Form 10-KSB/A, filed with the SEC on April 18, 2005, and Amendment No. 2 to Annual Report on Form 10-KSB/A, filed with the SEC on May 5, 2005;

     o our Quarterly Report on Form 10-QSB for our fiscal quarter ended March 31, 2005, filed with the SEC on May 13, 2005;

     o our Quarterly Report on Form 10-QSB for our fiscal quarter ended June 30, 2005, filed with the SEC on August 15, 2005;

     o our Quarterly Report on Form 10-QSB for our fiscal quarter ended September 30, 2005, filed with the SEC on November 14, 2005;

     o our Current Reports on Form 8-K filed with the SEC on February 11, 2005, July 1, 2005, July 13,2005, August 16, 2005, November 9, 2005,
          November 14, 2005, November 23, 2005 and December 1, 2005;

     o our Definitive Information Statement on Schedule 14C filed with the SEC on December 30, 2005; and

     o the description of the common stock contained in the section entitled "Description of Securities" in the Prospectus included in the Registrant's Registration Statement on Form SB-2, No. 333-124133 (the "Registration Statement"), filed with the SEC on December 20, 2004. reference.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:


                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                           90 PARK AVENUE, 17TH FLOOR
                            NEW YORK, NEW YORK 10016
                            ATTN: INVESTOR RELATIONS
                                  212-786-7568

                                17,387,500 SHARES
                                       OF
                                  COMMON STOCK


                     AMERICAN ORIENTAL BIOENGINEERING, INC.


                                   PROSPECTUS

                              ______________, 2006


                                TABLE OF CONTENTS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities. The information in this document may only be accurate on the date of this document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows:

Registration Fee - Securities and Exchange Commission              $    10,094
Printing and Engraving                                             $   -------
Legal Fees and Expenses (other than blue sky fees)                 $    75,000*
Accounting Fees                                                    $    15,000*
Total Estimated Expenses                                           $   100,094*
*Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our amendment and restatement of articles of incorporation provide that none of our officers or directors will be personally liable to us or our stockholders for damages for breach of fiduciary duty as a director or officer, other than for acts or omissions that involve intentional misconduct, fraud or knowing violations of law. In addition, our amendment and restatement of articles of incorporation provide that we will indemnify our officers and directors and advance related costs and expenses incurred by our officers and directors to the fullest extent permitted by Nevada law. In addition, we may also enter into agreements with any officer or director and may obtain insurance indemnifying officers and directors against certain liabilities incurred by them.

         NRS Section 78.138 provides that a director or officer will not be individually liable unless it is proven that (i) the director's or officer's acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

         NRS Section 78.7502 permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

         NRS Section 78.751 permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation. NRS 78.751 further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise. NRS 78.752 provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

ITEM 16.  EXHIBITS

The following exhibits are included as part of this Registration Statement

Exhibit No          Description
----------          -----------

3.1                 Certificate of Amendment to Amendment and Restatement of
                    Articles of Incorporation of American Oriental
                    Bioengineering, Inc.
4.1                 Form of Warrant (incorporated by reference to the Current
                    Report on Form 8-K, Commission File No. 001-32569, filed
                    with the Commission on December 1, 2005).
5.1*                Legal opinion of Beckley Singleton CHTD, attorneys at law*
10.1                Stock and Warrant Purchase Agreement, dated as of November
                    28, 2005, by and among American Oriental Bioengineering,
                    Inc. and the signatory purchasers named therein
                    (incorporated by reference to the Current Report on Form
                    8-K, Commission File No. 001-32569, filed with the
                    Commission on December 1, 2005).
10.2                Form of Registration Rights Agreement by and among American
                    Oriental Bioengineering, Inc. and the signatories thereto.
                    Therein (incorporated by reference to the Current Report on Form 8-K, Commission File No. 001-32569, filed with the
                    Commission on December 1, 2005).
23.1                Consent of Weinberg & Company, PA, Independent Registered
                    Public Accounting Firm
23.2                Consent of Beckley Singleton CHTD*
24.1                Power of Attorney (included on page II-6)

------------------------------------
* To be filed by amendment.
------------------------------------

ITEM 17.  UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

               ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               iii) To include any material information with respect to the plan of distribution not previously ( disclosed in the registration statement or any material change to such information in the registration statement.

     PROVIDED, HOWEVER , that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statements is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

          (i)  If the registrant is relying on Rule 430B:

               A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part ( of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

               B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

     (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

     iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, thereunto duly authorized, in Harbin, People's Republic of China, on the date specified below.
Dated: January 23, 2006

                                       AMERICAN ORIENTAL BIOENGINEERING, INC
                                                        By:


                                        /s/ Shujun Liu
                                        -----------------------------------
                                                   Name: Shujun Liu
                                            Title: Chief Executive Officer

                                POWER OF ATTORNEY

We, the undersigned directors and officers of American Oriental Bioengineering, Inc, do hereby constitute and appoint Shujun Liu and Yanchun Li, in each case acting individually, our true and lawful attorney and agent, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us an d in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that the said attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME                             TITLE                                                 DATE
----                             -----                                                 ----
/s/ Shujun Liu                   Chairman and Chief Executive Officer (Principal;      January 23, 2006
--------------------             Executive Officer)
Shujun Liu

/s/ Yanchun Li                   Director, Acting Chief Financial Officer and          January 23, 2006
--------------------             Secretary  (Principal Accounting Officer)
Yanchun Li                       Chief Operations Office, Director

/s/ Xianmin Wang                 Director                                              January 23, 2006
--------------------
Xianmin Wang

/s/ Cossimo J. Patti             Director                                              January 23, 2006
--------------------
Cossimo J. Patti

/s/ Eileen Brody                 Director                                              January 23, 2006
--------------------
Eileen Brody

/s/ Binsheng Li                  Director and Chief Accounting Officer                 January 23, 2006
--------------------
Binsheng Li

/s/ Jun Min                      Director and Vice-President                           January 23, 2006
--------------------
Jun Min

                                  EXHIBIT INDEX

                      AMERICAN ORIENTAL BIOENGINEERING, INC

The following exhibits are included as part of this Registration Statement

Exhibit No          Description
----------          -----------
3.1                 Certificate of Amendment to Amendment and Restatement of
                    Articles of Incorporation of American Oriental
                    Bioengineering, Inc.
4.1                 Form of Warrant (incorporated by reference to the Current
                    Report on Form 8-K, Commission File No. 001-32569, filed with the Commission on December 1, 2005).
5.1                 Legal opinion of Beckley Singleton CHTD, attorneys at law*.
10.1                Stock and Warrant Purchase Agreement, dated as of November
                    28, 2005, by and among American Oriental Bioengineering,
                    Inc. and the signatory purchasers named therein
                    (incorporated by reference to the Current Report on Form
                    8-K, Commission File No. 001-32569, filed with the
                    Commission on December 1, 2005).
10.2                Form of Registration Rights Agreement by and among American
                    Oriental Bioengineering, Inc. and the signatories thereto.
                    therein (incorporated by reference to the Current Report on Form 8-K, Commission File No. 001-32569, filed with the
                    Commission on December 1, 2005).
21.1                Subsidiaries of the Registrant (incorporated by reference to the Registration Statement on Form SB-2 Commission File No.
                    333-124133, filed with the Commission on April 18, 2005).
23.1                Consent of Weinberg & Company, PA, Independent Registered
                    Public Accounting Firm
23.2                Consent of Beckley Singleton CHTD*
24.1                Power of Attorney (included on page II-6)

------------------------------------
* To be filed by amendment.
------------------------------------


                                      II-6